Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CNS, Inc.:

We consent to incorporation by reference in the registration statements Nos. 333-60017, 33-29454, 33- 42971 and 33-59719 on Form S-8 of CNS, Inc. of our
report dated January 22, 2002, relating to the consolidated balance sheets of CNS, Inc. and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, which report is included in the December 31, 2001, annual report on Form 10-K of CNS, Inc.



/s/ KPMG LLP



Minneapolis, Minnesota
March 25, 2002